Exhibit 99.2

Denne meldingen til obligasjonseierne er kun utarbeidet på engelsk. For informasjon på norsk vennligst kontakt Nordic Trustee AS.

To the Bondholders in:

ISIN: NO 0010914914 – Solis Bond Company Designated Activity Company Senior Secured Green Bond Issue 2021/2024

Oslo, _____________ 2024

NOTICE OF A WRITTEN RESOLUTION

1.	Introduction

Nordic Trustee AS (the “Bond Trustee”) acts as bond trustee for the bondholders (the “Bondholders”) in the above mentioned bond issue (the “Bonds” or the “Bond Issue”) issued by Solis Bond Company Designated Activity Company as issuer (the “Issuer”) pursuant to the bond terms originally dated 5 January 2021, as amended by an amendment agreement no. 1 dated 5 July 2021, an amendment agreement no. 2 dated 16 May 2023, an amendment agreement no. 3 dated 6 July 2023 and an amendment agreement no. 4 in the process of being signed by the Issuer (the “Bond Terms”).

All capitalized terms used, but not defined herein, shall have the same meaning assigned to them in the Bond Terms. References to Clauses and paragraphs are references to Clauses and paragraphs of the Bond Terms unless expressly stated otherwise or the context so requires.

The Issuer has requested that the Bond Trustee issue this request of a Written Resolution pursuant to Clause 15.5 (Written Resolutions) of the Bond Terms to consider approval of the Proposal (as defined below) (the “Notice of a Written Resolution”).

The information in this notice regarding the background, the Issuer and the Proposal are provided by the Issuer, and the Bond Trustee expressly disclaims all liability whatsoever related to such information.

Bondholders are encouraged to read this notice in its entirety.

2.	Background

Reference is made to the Issuer’s stock exchange notice published on 31 August 2023 available under the Issuer’s ticker at www.newsweb.no. As explained therein, in accordance with the written resolutions of 14 April 2023, 2 June 2023, 16 October 2023, 3 January 2024 and 12 March 2024 Bondholders approved certain temporary waivers and amendments to the Bond Terms also to facilitate the Issuer’s efforts in exploring alternative funding options, including sale of certain assets.

The Issuer has sold its operating assets in Poland, the Netherlands and Italy, where the payment proceeds have been applied towards settlement of the Bonds, as part of its strategic review of options to optimize the balance sheet and to reshape the business to best capture the opportunities in hand. The Issuer currently has five remaining operating assets in Romania.

PO Box 1470 Vika, N-0116 Oslo, Kronprinsesse Märthas Plass 1, Oslo, nordictrustee.com

As part of the Issuer’s efforts to repay the Bonds and the Parent’s and Midco’s efforts to reshape and refocus their business on new developing assets and in other jurisdictions, the Issuer has explored options to realize this in the best interest of all parties.

Instead of continuing sales effort of the operating assets in Romania, the Issuer, together with the Parent and Midco, has in accordance with the Share Purchase Option agreed between the Bond Trustee (acting on behalf of the Bondholders) and the Issuer, that the Bond Trustee (acting on behalf of the Bondholders) has the right to purchase 100% of the shares in the Issuer for a full and final consideration of EUR 1 and request transfer of the shares of the Issuer to the Bond Trustee (acting on behalf of the Bondholders), or a party nominated by the Bond Trustee, and has now decided to facilitate a transfer of the shares in the Issuer to the Bond Trustee or a party as designated by the Bond Trustee. The objective following such transfer is to continue on-going discussion with the Bond Trustee on possible solutions to further deleverage of the Alternus group.

Accordingly, it is proposed that the Bondholders consent and resolve that the shares of the Issuer are to be transferred to a wholly owned subsidiary (direct or indirect) of the trust Refectio (Stiftelsen Refectio) by way of exercising the Share Purchase Option or through the agreed enforcement principles. Stiftelsen Refectio is established for such purpose of holding/acquiring assets through wholly owned subsidiaries (limited liability companies) on behalf bondholders and other creditors, as well as owning and realizing assets it has acquired. It is contemplated that Issuer and its Subsidiaries in Romania will continue to run operations.

The Issuer, Midco and the Parent have prior to disclosure of this written resolution discussed the terms of the request with a group of larger Bondholders (the “Ad Hoc Committee”) that represents approximately 56.8% of the Bonds, where the Ad Hoc Committee has confirmed support of the terms and conditions further set out in Section 3 (Proposal) below.

3.	Proposal

3.1	General

In accordance with the terms and conditions as further set out below, it is proposed that the Bondholders adopt a resolution whereby the below proposal (the “Proposal”) is approved pursuant to a Written Resolution. Subject to all the conditions as included in this Proposal it is proposed that the Bondholders resolve and grant the following:

i.	The Bond Trustee and/or the Security Agent shall take appropriate actions to have the shares of the Issuer and/or its Subsidiaries transferred, directly or indirectly, to a company controlled by Stiftelsen Refectio (or another designated company following consultation with a majority of the Bondholders) (the “Share Transfer”) by either:

a)	exercising the Share Purchase Option;

b)	entering into a separate sale and purchase agreement with Midco for a consideration of EUR 1 (or another insignificant amount reflecting the underlying value of the shares taking into consideration the Issuer’s outstanding debt to the Bondholders);

c)	enforcing the share pledge over the Issuer’s and/or its Subsidiaries shares (either by way of using the power of sale/transfer provided to Nordic Trustee AS in accordance with the share pledges in the Issuer’s or its Subsidiaries’ shares or by use of Irish receivership or similar structures); or

d)	a combination of the above implementation alternatives to give effect to the Share Transfer.

ii.	The choice of implementation alternatives as set out in clause i above to give effect to the Share Transfer, shall be at the Bond Trustee’s sole discretion following consultation with a majority of the Bondholders and may be implemented at any point in time prior to 4 October 2024 (and in the event of an Irish share receivership, the transfer to Irish receivership shall take place prior to 4 October 2024, subsequently followed by a transfer to a company controlled by Stiftelsen Refectio (or another designated company following consultation with a majority of the Bondholders)).

3.2	Other condition precedents

The Proposal shall be effective immediately upon this Written Resolution being resolved. In addition, the Bond Trustee may at its sole discretion request that the Issuer and Midco provides the following documents and/or information to adequately document the Proposal;

a)	agreement on final terms and definitive legal documentation implementing the resolutions, including, without limitation, a sale and purchase agreement to execute the Proposal and an amendment agreement (the “Amendment Agreement”) to the extent requested by the Bond Trustee and together with any other agreement, notice, undertaking, documents and registration or other action required to implement the Proposal and the relevant terms of the Proposal, the “Transaction Documents”);

b)	copies of the Parent’s, the Issuer’s and (if required) Midco’s articles of association and of a full extract from the relevant company register or a letter of status in respect of each of them;

c)	any information, documentation and access to operations relating to the five Romanian Guarantors and the Issuer to facilitate the Proposal, including without limitation, any corporate documents, access to accounting information and on ground operations;

d)	a power of attorney from the Parent, the Issuer and Midco to relevant individuals for their execution of the Amendment Agreement and any other Transaction Documents to which each of them is a party;

e)	receipt by the Bond Trustee of any statement or legal opinion required by the Bond Trustee in relation to the Amendment Agreement and any other Transaction Documents;

f)	other customary conditions as may be required by the Bond Trustee, including conditions to give effect to assumption of the Shares in the Issuer if required; and

g)	any undertakings by the Issuer, Midco and the Parent if required by the Bond Trustee to ensure that the Bondholders’ interest is adequately protected.

4.	Evaluation of the Proposal

The Proposal is put forward to the Bondholders without further evaluation or recommendation from the Bond Trustee. Nothing herein shall constitute a recommendation to the Bondholders from the Bond Trustee. Each Bondholder should independently evaluate the Proposal and vote accordingly.

5.	Further information

For further questions to the Bond Trustee, please contact Lars Erik Lærum (+47 22 87 94 06 or laerum@nordictrustee.com) or Peter Bugge Hjorth (peter.hjorth@schjodt.com).

6.	Written Resolution

Bondholders are hereby provided with a voting request for a Written Resolution pursuant to Clause 15.5 (Written Resolutions) of the Bond Terms. For the avoidance of doubt, no Bondholders’ Meeting will be held.

It is proposed that the Bondholders resolve the following (the “Proposed Resolution”):

“The Bondholders approve the Proposal as described in section 3 (Proposal) of this Notice of a Written Resolution.

The Bond Trustee is hereby authorized to implement the Proposal and carry out other necessary work to implement the Proposal, including to prepare, negotiate, finalize and enter into all necessary agreements in connection with documenting the decisions made by way of this Written Resolution as well as carry out necessary completion work, including agreeing on necessary amendments to the Bond Terms and other Finance Documents.”

* * * *

Voting Period: The Voting Period shall expire ten (10) Business Days after the date of this Notice of a Written Resolution, being on 17 October 2024 at 13:00 Oslo time. The Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority under the Bond Terms prior to the expiration of the Voting Period.

How to vote: A scan of a duly completed and signed Voting Form (attached hereto as Schedule), together with proof of ownership/holdings must be received by the Bond Trustee no later than at the end of the Voting Period and must be submitted by e-mail to mail@nordictrustee.com.

A Proposed Resolution will be passed if either: (a) Bondholders representing at least 50% majority of the total number of Voting Bonds vote in favour of the relevant Proposed Resolution prior to the expiry of the Voting Period; or (b) (i) a quorum representing at least 50% of the total number of Voting Bonds submits a timely response to the Notice of a Written Resolution and (ii) the votes cast in favour of the relevant Proposed Resolution represent at least a 50% majority of the Voting Bonds that timely responded to the Notice of a Written Resolution.

If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the expiry of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in Clause 15.1 (Authority of the Bondholders’ Meetings).

The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being achieved.

If the above resolution is not adopted as proposed herein, the Bond Terms and other Finance Documents will remain unchanged.

Yours sincerely

Nordic Trustee AS

Olav Slagsvold

Enclosed:
Schedule:	Voting form

Schedule: Voting Form

ISIN:	NO0010914914	–	Solis Bond Company Designated Activity Company Senior Secured Green Bond Issue 2021/2024

The undersigned holder or authorised person/entity, votes in the following manner to the Proposed Resolution as defined in the Notice of a Written Resolution dated 3 October 2024.

☐	In favour of the Proposed Resolution

☐	Against the Proposed Resolution

ISIN NO0010914914	Amount of bonds owned
Custodian Name	Account number at Custodian

Company	Day time telephone number

E-mail

Enclosed to this form is the complete printout from our custodian/VPS1, verifying our bondholding in the bond issue as of _______________.

We acknowledge that Nordic Trustee AS in relation to the Written Resolution for verification purpose may obtain information regarding our holding of Bonds on the above stated account in the securities register VPS.

Place, date	Authorized signature

Return by mail:

Nordic Trustee AS

PO Box 1470 Vika

N-0116 Oslo

Norway

Telephone:	+47 22 87 94 00
E-mail:	mail@nordictrustee.com

[1]	If the Bonds are held in custody other than in the VPS, evidence provided from the custodian confirming that (i) you are the owner of the Bonds, (ii) in which account number the Bonds are held, and (iii) the amount of Bonds owned.